Consent of Independent Registered Public Accounting Firm

We consent to the use of our audit report dated April 1, 2013 to the shareholders and Board of Directors of Pioneer Power Solutions, Inc.’s (the “Company”) on the financial statements of the Company comprising the consolidated balance sheets of the Company as at December 31, 2012 and 2011, and the consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2012, to be filed with the Securities Exchange Commission included by reference in this Registration Statement S-1.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

Richter LLP (signed) 1

Montreal, Quebec

September 18, 2013

1CPA auditor, CA, public accountancy permit No. A106063

T. 514.934.3400 Richter LLP 1981 McGill College Mtl (Qc) H3A 0G6 www.richter.ca Montréal, Toronto